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                                  EXHIBIT 10.24

ARIAD PHARMACEUTICALS, INC. HAS OMITTED FROM THIS EXHIBIT 10.24 PORTIONS OF THE AGREEMENT FOR WHICH ARIAD PHARMACEUTICALS, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                        L I C E N S E  A G R E E M E N T


THIS AGREEMENT is made and entered into as of September 12, 1996 by and between Mochida Pharmaceutical Co., Ltd. of 7, Yotsuya l-chome, Shinjukuku, Tokyo 160, Japan ("Mochida") and ARIAD Pharmaceuticals, Inc. of 26 Landsdowne Street, Cambridge, Massachusetts 02139, U.S.A. ("ARIAD").

                                   WITNESSETH:

WHEREAS, under the Confidential Disclosure Agreement dated February 5, 1996 concluded between the parties hereto ("Confidentiality Agreement"), ARIAD evaluated certain confidential information disclosed by Mochida regarding the Patents (as hereinafter defined);

WHEREAS, as the result of such evaluation, ARIAD is now desirous of acquiring a worldwide non-exclusive license from Mochida to use the Patents for the purpose of development, manufacture, use and sale of the Products (as hereinafter defined); and

WHEREAS, as the worldwide exclusive licensee of the Patents appointed by OBI (as hereinafter defined), Mochida is willing to grant such license to ARIAD under the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants provided herein, the parties hereby agree as follows:

Article 1.        Definitions

For the purpose of this Agreement:

A. "ARIAD-Information" shall mean any and all information, data, techniques, know-how and formulas disclosed by ARIAD to Mochida under this Agreement and provided in written form clearly specifying as "Confidential" at the time of the disclosure thereof;

B.       "Confidential Information" shall mean both M-Information (as hereinafter defined) and ARIAD-Information;
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C.       "Field" shall mean the use of Mochida's intellectual property rights to the DNA sequence encoding portions of the Fas [*] for use in the genetic engineering of cells using ARIAD's gene cassettes and for use of such ARIAD's gene cassettes and/or cells for gene and cell therapy in human and non-human animals.

D. "First Year" shall mean such calendar year in which the first Products is (are) launched by ARIAD or its sublicensee(s) in any country in the Territory (as hereinafter defined);

E. "M-Information" shall mean any and all information, data, techniques, know-how and formulas disclosed by Mochida to ARIAD under this Agreement and/or the Confidentiality Agreement provided in written form clearly specifying as "Confidential" at the time of the disclosure thereof, including, without limitation, those that relate to the Patents and results of study or development conducted by Mochida and/or OBI under the OBI Agreements (as hereinafter defined).

F. "Net Sales" shall mean the gross sales amount of the Products sold by ARIAD and/or its sublicensees to any third party less actually allowed rebates, normal trade discounts, credits and refunds for returned goods granted to customers, transportation and insurance costs incidental to the sale of the Products as well as sales taxes and excise taxes which ARIAD and its sublicensees has/have to pay or absorb on such sales;

G. "OBI" shall mean Osaka Bioscience Institute of 2-4, Furuedai 6-chome, Suitashi, Osaka, Japan;

H. "OBI Agreements" shall mean any and all agreements concluded between OBI and Mochida relating to the Patents;

I.       "Patents" shall mean all patents and patent applications listed in
         Schedule 1 attached hereto as an integral part hereof, and such patents and patent applications issuing thereon or derived from them, including, without limitation, divisions, extensions, continuations, continuation-in-parts, or substitute or reissue applications of the same, specifically excluding those which are clearly unrelated to the manufacture, use or sale of the Products;

J. "Payment Computation Period" shall mean each calendar half-year, that is, six (6) month period ending the last day of June and December of each year;

K. "Products" shall mean ARIAD's gene cassettes carrying portions of Fas DNA or variants thereof or cells incorporating such gene cassettes to be used in the Field, including improvements and modifications thereof, the manufacture, use or sale of which, in the absence of the rights granted hereunder, would infringe the Patents;

L.       "Territory I" shall mean [*];

M.       "Territory II" shall mean [*];

N.       "Territory" shall mean both Territory I and Territory II; and

O.       "Year" shall mean a calendar year.

Article 2.        Grant of License




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2.1 Mochida hereby grants to ARIAD, and ARIAD hereby accepts, a nonexclusive license, with the right to sublicense, to use the Patents and the M-Information for the purpose of development, manufacture, import, use and/or sale of the Products in the Field.

2.2 ARIAD assures to Mochida that it shall render its commercially reasonable efforts in the development and commercialization of the Products.

2.3 This Agreement contains no other grant of rights or licenses by Mochida, except to the extent of the rights and licenses expressly granted to ARIAD under Paragraph 2.1. Without limiting the generality of the foregoing, ARIAD and its sublicensees shall have no right or license to use the Patents and the M-Information for any purpose other than the development, manufacture, import, use and/or sale of the Products in the Field.

Article 3.        Consideration

3.1 In consideration of the right and license granted hereunder, ARIAD shall pay to Mochida as follows:

         (a) Initial Payment - [*]. Payable within thirty (30) days from the date first above written.

         (b) Annual Fee - [*]. Payable by the end of each Year for the following Year. The Annual Fee shall be payable from the end of Year 1996 (covering Year 1997) until the end of the Year immediately preceding the First Year (covering the First Year).

         (c) Minimum Royalty - [*]. Payable by the end of each Year for the following Year. The Minimum Royalty shall be payable from the end of the First Year (covering the Year immediately following the First Year) until the end of the Year immediately preceding the Year of termination or expiration of this Agreement (covering the last Year).

         (d) Running Royalty - [*] the Net Sales in Territory I, [*] for the Net Sales in Territory II. Payable semi-annually [*] days from the end of each Payment Computation Period. If or when the Products are manufactured in the Territory but exported to the customers located outside the Territory for the use or sale therein, the Running Royalty shall be imposed on the export price of the Products at the rates provided in this Item (d).

3.2 The Initial Payment and the Annual Fee (except such Annual Fee that covers the First Year) shall not be refundable or creditable for any reason. The Minimum Royalty and such Annual Fee that covers the First Year shall not be refundable for any reason but creditable against such Running Royalty that has accrued in the Year for which the Minimum Royalty or the Annual Fee is related.

3.3 The Running Royalty shall be payable by ARIAD on the Net Sales of the Products manufactured and/or sold by ARIAD or its sublicensees in the Territory on a country-by-country basis until and unless any and all Patents cease to exist in such country. Provided, however, that



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as to the Products manufactured and/or sold in any of the constituent countries
[*], the Running Royalty shall be payable until and unless any and all Patents cease to exist in all of the countries constituting the European Union.

Article 4.        Payment Procedures, Records and Auditing

4.1 Unless otherwise instructed by Mochida in writing, payment by ARIAD to Mochida hereunder shall be made in Dollars and by remittance to a bank account designated by Mochida in writing. All payments to be made by ARIAD to Mochida hereunder shall be subject to any income tax, withholding tax or other taxes which are imposed under the relevant law and/or relevant tax conventions concluded for the avoidance of double taxation. ARIAD shall withhold any such taxes and send to Mochida official receipts of such tax payments as promptly as practicably possible.

4.2 Within [*] days from the end of each Payment Computation Period, ARIAD shall submit a written report to Mochida in a form to be agreed between the parties separately, identifying, inter alia, the amount of the gross sales and the Net Sales on a country-by-country and a Product-by-Product basis and the computation of the Running Royalty payable to Mochida.

4.3 ARIAD shall, and cause its sublicensees to, keep accurate records in sufficient detail to enable Mochida to confirm the accuracy of the amounts of the royalties paid by ARIAD. Upon Mochida's request, but not more frequently than once a year, and only during ordinary business hours, ARIAD shall permit, [*] investigation of relevant records, necessary to verify the accuracy of the royalty payments made hereunder. Such investigation and verification shall be conducted by an independent public accountant selected by Mochida and satisfactory to the party being inspected at Mochida'ssole expense. Notwithstanding the foregoing, in the event that any such investigation and verification reveals that the payment made by ARIAD to Mochida are incorrect by more than [*] in any Payment Computation Period, ARIAD shall reimburse Mochida for the costs of such audit in addition to promptly remitting the amount of any underpayment.

4.4 Within [*] days after the end of each Year, ARIAD agrees to provide Mochida with a written report on the status and a forecast of its [*] development activities relating to the Products. Further, within [*] from the date of launch of any of the Products in any country in the Territory, ARIAD shall notify, on a Product-by-Product basis the details thereof in writing to Mochida.

Article 5.        Confidentiality

5.1 During the term of this Agreement and for a period of [*] after the expiration or termination hereof, ARIAD shall:

         (a) keep the M-Information in strict confidence and not disclose it to any third parties (except relevant sublicensees to whom ARIAD may disclose the M-Information under the confidentiality obligations substantially similar to those provided herein);

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         (b) not use the M-Information for applications of any intellectual property rights or for any purpose other than as authorized herein; and

         (c) prevent its directors, officers, employees and sublicensees from unauthorized use or disclosure of the M-Information.

5.2 Any and all Confidential Patent Documents (as defined in the Confidentiality Agreement) shall be deemed to have been disclosed hereunder as of the date first above written and hereafter be protected pursuant to the provisions hereof.

5.3 Notwithstanding the provisions of Paragraphs 5.1 and 5.2 hereof, with respect to such M-Information (including Confidential Patent Documents) that is included or covered by, or directly related to, the Patents, ARIAD's confidentiality obligations provided herein shall continue until and unless such M-Information becomes publicly known through no breach of this Agreement by ARIAD (or its directors, officers, employees or sublicensees). ARIAD hereby specifically agrees that it will not use M-Information, including without limitation, information to be provided by Mochida under Paragraph 5.2 hereof, to, inter alia, deny or contest the validity or scope of the Patents.

5.4 During the term of this Agreement and for a period of [*] after the expiration or termination hereof, Mochida shall keep the ARIAD-Information in strict confidence and not disclose it to any third parties (except OBI to whom Mochida may disclose the ARIAD-Information under the confidentiality obligations substantially similar to those provided herein) or use for any purpose other than as authorized herein or otherwise in writing, and shall prevent its directors, officers and employees from unauthorized use or disclosure of the ARIAD-Information.

5.5 The obligations of confidentiality provided in Paragraphs 5.1 and 5.4 shall not apply to the extent that the receiving party of the Confidential Information (hereinafter referred to as the "Receiving Party") can establish that the Confidential Information:

         (a) was available to the public at the time of disclosure or thereafter becomes publicly known through no breach of this Agreement by the Receiving Party (or its directors, officers, employees or sublicensees);

         (b) was known to the Receiving Party at the time of disclosure becomes known to the Receiving Party through disclosure by sources other than the disclosing party of the Confidential Information (hereinafter referred to as the "Disclosing Party"), which was lawfully in possession of the same and had the right to disclose the same;

         (c) is required to be disclosed by law, government agency, court order or valid discovery request in connection with a legal proceeding, provided that the Receiving Party provides the Disclosing Party with prior written notice of any such disclosure so that it can seek an appropriate protective order; or (d) is approved for release by written authorization of the Disclosing Party.

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Article 6.        Representations

6.1 Mochida agrees to make its commercially reasonable efforts to cause OBI to
(a) register the patent applications included in the Patents as promptly as practically possible and (b) maintain the Patents pursuant to the relevant patent laws in the Territory. If OBI and Mochida determines not to maintain any of the Patents, it shall promptly notify thereof to ARIAD. In such a case, the parties hereto (as well as OBI and any Mochida's licensees to such Patent(s) other than ARIAD, if necessary) shall discuss the solution thereof in good faith, provided, however, that in no event Mochida shall be liable for any losses or damages incurred by ARIAD and/or ARIAD's sublicensees due to cancellation, nullification or withdrawal of the Patent(s) in whole or part for any reason. Notwithstanding the first provision of Paragraph 3.3, but without affecting the generality of the proviso thereof, unless Mochida retains other Patent(s) in the same country, on and after such abandonment, cancellation, nullification or withdrawal of the Patents in whole, ARIAD shall be relieved from the obligation to pay to Mochida the Running Royalty for the Products manufactured, used and/or sold in the country where the Patent(s) cease to exist.

6.2 Mochida shall provide ARIAD in a timely manner with copies of all substantial communications between the patent attorney(s) representing OBI and/or Mochida and the U. S. Patent Office so as to enable ARIAD to be kept informed of the progress of the prosecution of such Patents in the U. S. A. covering Products produced, or to be produced, by ARIAD. Each party agrees to promptly notify the other party in writing of any infringement of the Patents by a third party which shall come to its attention.

6.3 If or when ARIAD or its patent attorney submits to Mochida any comment or advice to provide greater strength to the Patents, Mochida agrees to, and cause OBI to, consider it carefully. Provided, however, that it shall be OBI/Mochida's sole discretion to determine the [*].

6.4 Except as specifically set forth in this Article 6, Mochida makes no representations or warranties, either express or implied, arising by law or otherwise, including, without limitation, implied warranties of merchantability or fitness for a particular purpose. In no event will Mochida have any obligation or liability for loss of revenue or profit, or for incidental or consequential damages. In particular, with no limitation, nothing in this Agreement will be construed as:

         (a) a warranty or representation by Mochida as to the validity or scope of any Patents;

         (b) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents of third parties;

         (c) conferring the right to use in advertising, publicity, or otherwise any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof, of Mochida or of OBI. If or when reference to Mochida and/or OBI is required by applicable law or regulation, ARIAD shall notify the details thereof to Mochida and acquire prior written consent therefor from Mochida, which consent shall not be unreasonably withheld;

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         (d) conferring by implication, estoppel, or otherwise any license or rights under any patents of Mochida or of OBI other than the Patents;
         or

         (e) conferring any license or right as to which Mochida has not been granted by OBI the right to sublicense.

6.5 If, during the term of this Agreement, any third party infringes the Patents, Mochida shall have the right, but not the obligation, to bring a suit in its name to restrain and enjoin such infringement and to recover profits and damages. Without affecting the generality of the foregoing provision, if or when Mochida desires to discuss the solution of any patent infringement or other disputes occurred in the Territory involving the Patents and/or the Products, and seek ARIAD's cooperation for the settlement thereof, ARIAD shall comply with any request made by Mochida, to the extent reasonable.

6.6 Mochida represents that it is the worldwide exclusive licensee of the Patents pursuant to an agreement with OBI and has the right to grant the license set forth herein.

Article 7.        Indemnification

7.1 It shall be ARIAD's sole responsibility to investigate its market carefully at its expense to avoid any dispute, including without limitation, infringement disputes involving industrial property rights owned by third parties.

7.2 If any action, including, without limitation, patent infringement or product liability action is brought against Mochida (or OBI) because of actual or anticipated development, manufacture, use or sale of the Products by ARIAD or its sublicensees in any country, ARIAD shall, without delay, defend, indemnify and hold harmless Mochida (and OBI) against such action. ARIAD shall assume control of the defense of such action. If or when such action is related to the validity or scope of any of the Patents, ARIAD shall notify Mochida in advance of the strategy of such action, and if Mochida considers that such strategy is not suitable to protect the Patents or disadvantageous to Mochida's (or its licensees') business activities, Mochida may suggest alternative solution or strategy to ARIAD, and ARIAD shall comply with such suggestion to the extent practical and reasonable.

7.3 Any reasonable costs and expenses incurred by Mochida (or OBI) as a result of the action prescribed in Paragraph 7.2, including settlement costs, damages assessed against Mochida (or OBI) and reasonable outside attorney fees, shall be reimbursed by ARIAD to Mochida (or OBI). Upon Mochida's reasonable request, ARIAD shall advise Mochida of the progress status and prospect of any action involving Mochida, OBI and/or the Patents from time to time.

Article 8.        Term and Termination

8.1 This Agreement shall become effective as of the date first above written and continues to be in full force and effect until the last of the Patents expires or otherwise cease to exist.

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8.2 Should ARIAD determine to terminate all of the manufacture, use and sale of the Products in the Territory entirely or if there is any other justifiable reason, ARIAD shall have the right to terminate this Agreement forthwith by giving [*] prior notice to Mochida in writing.

8.3 Failure by either party to comply with any of the respective obligations or conditions contained in this Agreement shall entitle the other party to give to the party in default notice requiring it to cure such default. If such default be not cured within [*] after receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by law or this Agreement) to terminate this Agreement by giving written notice to take effect immediately. The right of either party to terminate this Agreement as provided hereinabove shall not be affected in any way by its waiver of, or failure to take, action with respect to any previous default.

8.4 In case of the bankruptcy or insolvency of either party, or in the event that one of the parties hereto shall go into liquidation, that a receiver or a trustee is appointed for all or substantially all of the property or estate of that party, or that party makes an assignment for the benefit of creditor, and whether any of the aforementioned events be the outcome of the voluntary act of that party or otherwise, the other party shall be entitled to terminate this Agreement forthwith by giving written notice to the first party, provided that if any of such events is the outcome of an action by a third party without the agreement of the party to this Agreement, such party shall have a period of [*] to overturn such action.

8.5 Upon termination of this Agreement for any reason, except expiration hereof pursuant to Paragraph 8.1, ARIAD shall, and cause its sublicensees to, immediately terminate the manufacture, use, sale or distribution of the Products in the Territory, and simultaneously cease to use, directly or indirectly, any M-Information for any purpose in any country.

8.6 Upon expiration or termination of this Agreement, the Receiving Party shall destroy, or at the request of the Disclosing Party, shall return to the Disclosing Party any and all Confidential Information of the latter party in tangible form, including, without limitation, all copies and reproductions thereof, except that one (1) copy thereof may be retained by the Receiving Party solely for the purpose of determining the extent of its confidentiality obligations hereunder.

8.7 The following provisions shall survive any termination or expiration of this
Agreement:

         Articles 5, 7 & 9
         Paragraphs 3.2, 4.3, 6.4, 8.5 & 8.6

Article 9.        Miscellaneous

9.1      Assignability

         9.1.1 Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party. Each party agrees not

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         to withhold the consent unreasonably. The major factors which Mochida will take into consideration will be, without limitation, [*].

         9.1.2 Notwithstanding the provisions of the preceding Item 9.1.1, ARIAD may assign this Agreement and rights and obligations hereunder, without additional obligation to Mochida, to:

                  (a) an entity with which ARIAD merges or consolidates or to which it sells or transfers all or substantially all of its business and assets pursuant to a legitimate vote of its stockholders with thirty (30) days prior written notice to Mochida; or

                  (b) a corporation, partnership or other business entity which during the term of this Agreement, directly or indirectly, is controlled by, controls, or is under common control with ARIAD or to which substantially all of its business and assets relating to the Products are sold or otherwise transferred or to a partnership of which ARIAD is a partner, with sixty (60) days prior written consent from Mochida, subject to the condition that ARIAD continues to be liable as to the due performance of this Agreement by the proposed assignee.

         9.1.3 In no event the terms and conditions of this Agreement shall be changed in any sense as the result of the assignment permitted hereunder. Without affecting the generality of the provisions of this Paragraph 9.1, this Agreement and any rights and obligations hereunder shall be binding upon and inure to the benefit of the successors and assigns of the respective parties.

9.2 In the exercise of the rights and obligations under this Agreement, the parties hereto shall at all times comply with such requirements imposed on it by all applicable laws and governmental regulations and shall cause such requirements to be observed by its officers, employees and sublicensees. In the event that any provision of this Agreement is held by a court, or a Fair Trade Commission, of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law or governmental regulations of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the offending provision shall be construed in such a manner as to effectuate the original intent and purpose thereof to the maximum extent possible without being invalid or unenforceable.

9.3 No waiver by either party of a term or condition of this Agreement in any one instance shall be deemed or construed to be a waiver of such term or condition for any similar instance in the past or future or of any preceding or subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other right, remedy, undertaking, obligation or agreement.

9.4 The captions used in this Agreement are for convenience of reference only and are not to be used for interpreting the obligations of the parties under this Agreement.

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9.5 This Agreement sets forth the entire agreement and understanding between the parties and supersedes and merges all prior oral and written agreements and understandings between Mochida and ARIAD, relating to the subject matter hereof. Without affecting any rights and obligations already accrued, the Confidentiality Agreement shall be replaced by this Agreement in its entirety. This Agreement may not be modified or discharged, in whole or part, except by an agreement in writing signed by the parties.

9.6 This Agreement shall be construed as to all matters including validity, construction and performance by and under the laws of Japan.

9.7 All disputes, controversies, or differences which may arise between the parties out of, or in relation to, or in connection with this Agreement shall be settled amicably between the parties. In case this fails, such dispute shall be exclusively and finally settled by arbitration. Such arbitration shall be held at the place of the proposed respondent, i.e., in Tokyo, Japan under the rules of the Japan Commercial Arbitration Association, if the proposed respondent is Mochida, and in Boston, Massachusetts U.S.A. under the rules of American Arbitration Association, if the proposed respondent is ARIAD.

9.8 Any notice required under this Agreement shall be in writing sent by registered or certified airmail, postage pre-paid, or by overnight courier or by facsimile confirmed by airmail and addressed as follows:

         If to Mochida:

         Attn:    Mr. Masahiko Asakura
                  Director
                  International Business Development Division
                  Facsimile No.:  03-3225-1015
                  Telephone No.:  03-3225-6306


         If to ARIAD:

         Attn:    Harvey J. Berger, M.D.
                  President and Chief Executive Officer
                  Facsimile No.:  617-494-1828
                  Telephone No.:  617-494-0400

All notices shall be deemed to be effective on the date of the actual receipt thereof or, if such date is not verified, shall be deemed to have been duly given seven (7) days after being dispatched by registered or certified airmail, three (3) days after being sent by overnight courier, or one (1) day after being sent by facsimile confirmed by airmail.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

For and on behalf of Mochida Pharmaceutical Co, Ltd.


         /s/ S. Watanabe
Name:    Susumu Watanabe
Title:   President
Date:    September 12, 1996



For and on behalf of ARIAD Pharmaceuticals, Inc.


         /s/ Harvey Berger, M.D.
Name:    Harvey J. Berger, M.D.
Title:   President and Chief Executive Officer
Date:    September 4, 1996



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Schedule 1


Details of the Patents

Country       Application No.           Date of Application       Title
              (Publication No.)         (Date of Publication)
[*]